Exhibit 99.1

BioTime Announces First Quarter 2011 Financial Results and Corporate Developments

ALAMEDA, Calif.--(BUSINESS WIRE)--May 5, 2011--BioTime, Inc. (NYSE Amex:BTX), a biotechnology company that develops and markets products in the field of stem cells and regenerative medicine and blood plasma volume expander solutions, today reported financial results for the quarter ended March 31, 2011 and provided an update on corporate developments.

For the quarter ended March 31, 2010, total revenue (including royalties from product sales and other revenue, revenue recognition of deferred license fees and grant income) was $825 thousand, up 7% from $768 thousand for the same period one year ago. The increase in revenue year-over-year in the first quarter 2010 is primarily attributable to license fees earned by BioTime’s Singapore subsidiary ES Cell International, Pte. Ltd., additional grant income, and a significant increase in research product sales offset by a decrease in royalties from product sales.

Total expense for the three months ended March 31, 2011 was $4.9 million, compared to expense of $2.1 million for the first quarter in the prior year. In the first quarter 2011, R&D and G&A expense increased year-over-year due to increased investment in research and development related to our candidate stem cell therapeutic products and the growth of our business through our acquisitions of ES Cell International Pte. Ltd.; Cell Cure Neurosciences, Ltd.; Glycosan BioSystems, Inc.; and the assets of Cell Targeting, Inc.

Net loss attributable to BioTime, Inc. for the three months ended March 31, 2011 was $3.4 million or $0.07 per share, compared to a net loss of $1.3 million or $0.04 per share for the same period one year ago.

Net cash used in operating activities was $3.6 million for the three months ended March 31, 2011 compared to $1.2 million for the three months ended March 31, 2010.

Cash and cash equivalents totaled $30.1 million as of March 31, 2011, compared with $33.3 million as of December 31, 2010. During the quarter ended March 31, 2011, BioTime received $690 thousand in net cash from financing activities, including $90 thousand received in connection with the exercise of stock options and $386 thousand received in connection with the exercises of stock purchase warrants. BioTime also received $214 thousand from the issuance of shares of common stock by its subsidiary ReCyte Therapeutics, Inc.

Highlights in the growth of BioTime’s business during the first quarter include:

  The acquisition of the assets of Cell Targeting, Inc., including licenses to strategic technology for targeting peptides selected for their ability to adhere to diseased tissues. BioTime’s subsidiary, OncoCyte Corporation, may use this technology to develop cellular therapeutics for the treatment of cancer using vascular progenitor cells engineered to destroy malignant tumors.
  The acquisition of Glycosan BioSystems, Inc., through a merger into BioTime’s subsidiary, OrthoCyte Corporation. BioTime added to its product portfolio Glycosan’s line of hydrogels that mimic the human extracellular matrix (ECM). The human ECM is a web of molecules outside of cells that holds them together to form tissues and organs in the body. Glycosan's HyStem® hydrogels have the demonstrated ability to support the growth and directed differentiation of stem cells, and are designed as injectable, resorbable matrices for tissue engineering, regenerative medicine, and for research applications involving the laboratory culture of human cells. In addition to selling Glycosan HyStem® products for research, OrthoCyte Corporation plans to use HyStem® hydrogels in the development of therapeutic products for the treatment of osteoarthritis, and plans to develop HyStem®-Rx as a cell delivery medical device to improve outcomes in cell transplant procedures, including reconstructive and cosmetic surgery.

  The continuation of BioTime’s program for providing research-grade stem cell lines to researchers funded by the California Institute for Regenerative Medicine and at California universities. As of April 30, 2011, BioTime had provided our proprietary stem cell lines to 28 researchers in California, including researchers at Stanford University, the University of California San Francisco, the University of Southern California, the University of California Davis, the University of California Los Angeles, the University of California San Diego, and the California State University Fullerton through our agreement with the California Institute for Regenerative Medicine and the University of California system. BioTime plans to make cell lines that are compliant with Good Manufacturing Practices (GMP), for potential clinical use, available by November 2011. Researchers who desire to use the GMP cell lines for therapeutic or diagnostic products, or for any other commercial purposes, may do so only after signing royalty-bearing commercialization agreements.
  The incorporation of a new subsidiary, LifeMap Sciences, Inc., to develop and commercialize a database of the thousands of cell lineages branching from embryonic stem cells, and their molecular markers. LifeMap Sciences plans to make the database available for use by stem cell researchers at pharmaceutical and biotechnology companies and other institutions through paid subscriptions or on a fee-per-use basis. The database will permit users to follow the development of embryonic stem cell lines to the purified progenitor cell lines created by BioTime using its proprietary ACTCellerateTM technology.

“We began the year with some key acquisitions as part of a strategic plan to build our disease-focused subsidiaries,” said Michael D. West, Ph.D., BioTime’s President and CEO. “We plan for the remainder of 2011 to be a year marked by rapid development of our principle therapeutic programs and the generation of near-term revenues.”

Tables to follow.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. OrthoCyte is also marketing the Glycosan HyStem® hydrogel products, and is developing HyStem®-Rx as a cell delivery medical device to improve outcomes in cell transplant procedures, including reconstructive and cosmetic surgery. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer, including using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary iPS cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from human embryonic stem cells and induced pluripotent stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements. Additional information about BioTime and our results of operations and financial condition can be found in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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BIOTIME INC
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31,
	(unaudited)	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$30,136,979	$33,324,924
Inventory	70,660	45,470
Prepaid expenses and other current assets	2,407,270	2,202,284
Total current assets	32,614,909	35,572,678
Equipment, net	1,028,954	710,766
Deferred license and consulting fees	1,330,472	1,550,410
Deposits	65,607	51,900
Intangible assets, net	21,850,289	15,386,905
TOTAL ASSETS	$56,890,231	$53,272,659
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,244,320	$1,929,874
Deferred grant income	261,777	261,777
Deferred license revenue, current portion	220,873	288,306
Total current liabilities	2,726,970	2,479,957
LONG-TERM LIABILITIES
Deferred rent, net of current portion	27,972	-
Deferred license revenue, net of current portion	1,012,289	1,048,757
Other long-term liabilities	317,750	318,288
Total long-term liabilities	1,358,011	1,367,045
EQUITY:
Preferred Shares, no par value, authorized 1,000,000 shares; none issued	-	-
Common Shares, no par value, authorized 75,000,000 shares; issued and outstanding shares; 48,797,564 and 47,777,701 at March 31, 2011 and December 31, 2010, respectively	107,852,365	101,135,428
Contributed capital	93,972	93,972
Accumulated other comprehensive loss	227,333	897,338
Accumulated deficit	(67,316,641)	(63,954,509)
Total shareholders' equity	40,857,029	38,172,229
Noncontrolling interest	11,948,221	11,253,428
Total equity	52,805,250	49,425,657
TOTAL LIABILITIES AND EQUITY	$56,890,231	$53,272,659

BIOTIME INC
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
	Three Months Ended
	March 31,
	2011	2010
REVENUES:
License fees	$104,599	$73,226
Royalty from product sales	215,971	297,000
Grant income	415,611	395,096
Sale of research products	88,448	2,764
Total revenues	824,629	768,086

EXPENSES:
Research and development	(2,855,669)	(1,159,951)
General and administrative	(1,994,847)	(933,298)
Total expenses	(4,850,516)	(2,093,249)
Loss from operations	(4,025,887)	(1,325,163)

OTHER INCOME (EXPENSES):
Interest (expense)/income, net	(82,994)	13,138
Other income, net	164,196	-
Total other expenses, net	81,202	13,138

NET LOSS	(3,944,685)	(1,312,025)
Net loss/(income) attributable to the noncontrolling interest	$582,553	$25,261
Net loss attributable to BioTime, Inc. (1)	$(3,362,132)	$(1,286,764)
Foreign currency translation loss	(670,005)	-
COMPREHENSIVE NET LOSS (2)	$(4,032,137)	$(1,286,764)
BASIC AND DILUTED LOSS PER COMMON SHARE (1)	$(0.07)	$(0.04)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:BASIC AND DILUTED	48,306,505	33,719,203

(1) Basic and diluted loss per common share is calculated using "Net loss attributable to BioTime, Inc."

(2) Comprehensive net loss includes foreign currency translation loss of $ 670,005 for the three months ended March 31, 2011, arising entirely from the translation of foreign subsidiary financial information for consolidation purposes and therefore not used in the calculation of basic and diluted loss per common share.

CONTACT:
BioTime, Inc.
Barbara JL Domingo 510-521-3390 ext 313
bdomingo@biotimemail.com
Judith Segall, 510-521-3390 ext 301
jsegall@biotimemail.com